Tel: +61 8 6382 4600	38 Station Street
Fax: +61 8 6382 4601	Subiaco, WA 6008
www.bdo.com.au	PO Box 700 West Perth WA 6872
Australia

Peninsula Energy Limited
Unit 17, Level 2
Spectrum Building
100 Railway Road
SUBIACO WA 6008

We hereby consent to use BDO Audit (WA) Pty Ltd in Amendment No.1 to F-1 Registration Statement under the Securities Act of 1933 constituting a part of this Registration Statement of our report dated January 29, 2016, relating to the consolidated financial statements of Peninsula Energy Limited, which is contained in that Registration Document.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Wayne Basford, Director
BDO Audit (WA) Pty Ltd

Perth, Western Australia
January 29, 2016